Exhibit 10.15

SECOND AMENDMENT TO

ZEVIA LLC, A DELAWARE LIMITED LIABILITY COMPANY
NOTICE OF RESTRICTED CLASS C COMMON UNIT AWARD

This Second Amendment (this “Amendment”) to the Notice of Restricted Class C Common Unit Award and Restricted Class C Common Unit Agreement by and between (the “Participant”) and Zevia LLC dated August 30, 2020, as amended by the First Amendment effective March 17, 2021 and as assumed by Zevia PBC (the “Company”) and adjusted to reflect restricted stock units of the Company on July 21, 2021 (collectively, the “RSU Agreement”), is hereby entered into between the Participant and the Company effective as of , 2021 (the “Amendment Effective Date”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the RSU Agreement or the Limited Liability Company Agreement of Zevia LLC, as such may be amended from time to time, as applicable.

WHEREAS, the Company and the Participant desire to amend the RSU Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing, effective as of the Amendment Effective Date, the RSU Agreement is hereby amended as follows:

1.
Section 2 of the RSU Agreement is hereby amended and restated in its entirety to read as follows:

“2. Vesting.

(a) The RCCCUs shall vest as set forth in the Notice of Grant; provided, however, that in the event of a termination of the Participant’s employment or service relationship with the Company (i) at any time following the occurrence of an IPO (A) as a result of the Participant’s death or Disability, (B) by the Company without Cause or (C) by the Participant for Good Reason, any then unvested RCCCUs shall become fully vested as of the date of such termination; or (ii) on or after January 17, 2022 as a result of the Participant’s Retirement, any then unvested RCCCUs shall become fully vested as of the date of such termination; provided, however, that in each case, such termination of employment or service relationship must also constitute a “separation from service” (as such term is defined for purposes of Section 409A of the Code).

(b) As used herein:

(i) “Cause” has the meaning provided in an applicable employment, service, or severance agreement with the Company or an Affiliate or, if there is no such employment or service agreement that defines “Cause”, means, as determined by the Board, the Participant’s (A) gross negligence or willful misconduct in connection with the performance of duties; (B) conviction of a criminal offense (other than minor traffic offenses); or (C) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-solicitation or non-competition agreements, if any, between the Participant and the Company or an Affiliate.

(ii) “Disability” means the Participant is unable to perform each of the essential duties of the Participant’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months.

(ii) “Good Reason” has the meaning provided in an applicable employment, service, or severance agreement with the Company or an Affiliate or, if there is no such employment, service, or severance agreement that defines “Good Reason”, means (A) a material diminution in the Participant’s annual base salary or target annual bonus; (B) a material diminution in the Participant’s authority, duties or responsibilities with the Company or an Affiliate; or (C) a relocation of the Participant’s principal place of employment by more than 50 miles; provided, however, that any assertion by the Participant of Good Reason shall not be effective unless (1) the Participant provides written notices to the Company of the existence of one or more of the foregoing conditions within 30 days after the initial occurrence of such condition(s); (2) the condition(s) specified in such notice must remain uncorrected for 30 days following the Company receipt of such notice; and (3) the date of the termination of the Participant’s employment must occur within 90 days after the initial occurrence of the condition(s) specified in such notice.

(iv) “Retirement” means a voluntary resignation by the Participant for any reason after the Participant has reached age 50 and the Participant’s years of service (expressed in full years determined as of the most recent anniversary of the Participant’s most recent date of hire with the Company on or preceding the date of such resignation) equal or exceed 10 years; provided, however, Participant must provide one year notice to the Board of Participant’s Retirement, which one-year period may be waived or shortened by the Company.”

2.
Except as expressly amended hereby, the RSU Agreement shall remain in full force and effect.
3.
This Amendment shall be governed and construed in accordance with the laws of the State of Delaware, without giving regard to the conflict of laws provisions thereof.
4.
This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized representatives.

[ ]	ZEVIA PBC
_________________________________	By: ________________________
Name:
Title: